SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       ANCOR COMMUNICATIONS, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of
    Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:



                       ANCOR COMMUNICATIONS, INCORPORATED

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS

                                  MAY 28, 1997


TO THE SHAREHOLDERS OF ANCOR COMMUNICATIONS, INCORPORATED:

         Notice is hereby given that the Annual Meeting of Shareholders of Ancor Communications, Incorporated will be held at 3:30 p.m. on Wednesday, May 28, 1997, at the Crown Plaza Northstar Hotel (formerly, the Omni Northstar Inn), 618 Second Avenue South, Minneapolis, Minnesota, for the following purposes:

         1.       To elect one director to serve on the Board of Directors.

         2. To vote upon a proposal to amend the Ancor Communications, Incorporated 1994 Long-Term Incentive and Stock Option Plan to change the number of shares of Common Stock authorized for issuance thereunder.

         3. To ratify the selection of McGladrey & Pullen, LLP. as the Company's independent auditors for the fiscal year ending December 31, 1997.

         4. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 4, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                    By Order of the Board of Directors,



                                    Lee B. Lewis
                                    Secretary

Dated:  April 25, 1997



    SHAREHOLDERS UNABLE TO ATTEND THIS MEETING ARE URGED TO DATE AND SIGN THE
            ENCLOSED PROXY AND TO RETURN IT IN THE ENCLOSED ENVELOPE.




                       ANCOR COMMUNICATIONS, INCORPORATED


                                 PROXY STATEMENT

                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 28, 1997


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ancor Communications, Incorporated for use at the Annual Meeting of Shareholders of the Company to be held on May 28, 1997, at 3:30 p.m. at the Crown Plaza Northstar Hotel (formerly, the Omni Northstar Inn), 618 Second Avenue South, Minneapolis, Minnesota, and at any adjournment thereof. A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting. Shares represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominee for director named in this Proxy Statement and for the other proposals set forth in this Proxy Statement. This Proxy Statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about April 25, 1997 along with the Company's 1996 Annual Report to Shareholders.

         Only shareholders of record at the close of business on April 4, 1997 are entitled to notice of and to vote at the meeting or at any adjournment thereof. On April 4, 1997, there were 10,505,322 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a "withhold vote for" as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

         The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

         All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls.

         The Company's principal executive offices are located at 6130 Blue Circle Drive, Minnetonka, Minnesota 55343.


                              ELECTION OF DIRECTOR

         The Articles of Incorporation of the Company provide that directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible. The term of office of the first class of directors will expire at the annual meeting of shareholders in 1998, the term of the second class of directors will expire at the annual meeting of shareholders in 1999 and the term of the third class of directors will expire at the annual meeting of shareholders in 2000. Directors elected at each annual meeting of shareholders will be of the same class as the directors whose terms expire at such annual meeting of shareholders, and shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders and until their successors are elected and shall qualify.

         Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen.

         At the Annual Meeting of Shareholders to be held May 28, 1997, the term of office of Dale C. Showers and Stephen C. O'Hara will expire. The Board of Directors has determined not to nominate Mr. O'Hara for reelection to the Board of Directors. Mr. Showers has been nominated to be elected to the Board of Directors for an additional three year term which will expire at the annual meeting of shareholders in 2000. The Board of Directors recommends that the shareholders elect Mr. Showers as a director of the Company for the ensuing three year period. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Mr. Showers, unless otherwise directed. Mr. Showers has indicated a willingness to serve, but in case he is not a candidate at the meeting, which is not presently anticipated, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion.

         Information regarding the directors of the Company is set forth below:

                                                 EXPIRATION
         NAME                          AGE        OF TERM
         ----                          ---       ----------
         Dale C. Showers               67           2000
         Gerald M. Bestler*            67           1998
         Thomas F. Hunt, Jr.*          47           1999

         ----------------
         *Denotes a member of the Compensation and Audit Committees.

         DALE C. SHOWERS is a co-founder of the Company and has served as the Chairman of the Board of the Company since its inception in July 1986. Mr. Showers served as the Company's President from inception to September 1992 and Chief Executive Officer from inception to December 1993. Prior to co-founding Ancor, Mr. Showers was President of Control Data's Venture Capital Small Business Equity Fund. He joined Control Data Corporation as Vice President of OEM Marketing in 1975.

         GERALD M. BESTLER has been a director of the Company since May 1990. Mr. Bestler is retired. He was formerly Executive Vice President of BMC Industries Inc., an optical and electronic components manufacturer. Mr. Bestler is also a director of Innovex, Inc., a precision electromagnetic products and photo-processing equipment manufacturer.

         THOMAS F. HUNT, JR. has been a director of the Company since May 1993. Mr. Hunt has served as President of Capital Dimensions, Inc., a venture capital investment company, since 1987. Prior to co-founding Capital Dimensions, Mr. Hunt served as President of Control Data Community Venture Fund, Inc. and served as Assistant General Counsel for Control Data Corporation.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF MR. SHOWERS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MR. SHOWERS.

MEETINGS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

         During the fiscal year ended December 31, 1996, the Board of Directors met four times. All of the directors attended more than 75% of the aggregate of all meetings of the Board of Directors and meetings of the committees on which they served. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings.

         The Board of Directors of the Company has standing audit and compensation committees which have a current membership as indicated in the foregoing section. The Board of Directors has no standing nominating committee.

         The audit committee makes recommendations as to the selection of auditors and their compensation, and reviews with the auditors the scope of the annual audit, matters of internal control and procedure and the adequacy thereof, the audit results and reports and other general matters relating to the Company's accounts, records, controls and financial reporting. During fiscal 1996, the audit committee held one meeting.

         The compensation committee reviews and recommends to the Board of Directors the compensation guidelines for executive officers and other key personnel and the composition and levels of participation in incentive compensation plans, fringe benefits and retirement benefits for all employees. During fiscal 1996, the compensation committee held two meetings.


                               EXECUTIVE OFFICERS

         NAME                 AGE      POSITION
         ----                 ---      --------

         Calvin G. Nelson      44      President
         Terry M. Anderson     54      Senior Vice President, Systems
                                       Development
         Robert S. Cornelius   53      Senior Vice President, Research &
                                       Development
         Lee B. Lewis          50      Vice President, Chief Financial Officer
                                       and Secretary

         CALVIN G. NELSON was named President of the Company effective April 16, 1997 and prior to such time served as the Company's Vice President, Engineering since July 1995. Prior to joining Ancor, Mr. Nelson was employed by ADC Telecommunications, Inc. since 1979, serving as Vice President - Engineering most recently.

         TERRY M. ANDERSON served as the Company's Vice President, Research & Development-Hardware from July 1986 to January 1994, at which time he was named Senior Vice President, Systems Development. Prior to joining the Company, Mr. Anderson co-founded the Anderson Cornelius Company in 1976.

         ROBERT S. CORNELIUS served as the Company's Vice President, Research & Development-Software from July 1986 to January 1994, at which time he was named Senior Vice President, Research & Development. Prior to joining the Company, Mr. Cornelius co-founded the Anderson Cornelius Company in 1976.

         LEE B. LEWIS has been the Vice President, Chief Financial Officer and Secretary of the Company since December 1993. Prior to joining the Company, Mr. Lewis served as Vice President and General Manager of Magnetic Data Inc., a manufacturer of data storage devices and a subsidiary of Applied Magnetics Corporation, from November 1987 to November 1993. Prior thereto, Mr. Lewis co-founded Magnetic Data Inc. and served as its Chief Financial Officer.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and holders of 10% or more of the Company's Common Stock, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were satisfied.


                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW

         The Compensation Committee is responsible for establishing compensation policies for all executive officers of the Company, including the Company's Chief Executive Officer and the other four most highly compensated executive officers during fiscal 1996 named in the accompanying tables (the "Named Executives Officers"). The members of the Compensation Committee are Messrs. Bestler and Hunt. The Compensation Committee establishes the total compensation for the executives officers in light of these policies. The Compensation Committee is composed entirely of outside Directors.

         The objectives of the Company's executive compensation program are:

         1. to attract, retain and motivate superior talent and reward individual performance;

         2. to support the achievement of the Company's financial and strategic goals; and

         3. through stock based compensation, align the executive officers' interests with those of the shareholders of the Company.

         The following report addresses the Company's executive compensation policies and discusses factors considered by the Compensation Committee in determining the compensation of the Company's President and Chief Executive Officer and other executive officers for the year ended December 31, 1996.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

         The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term performance goals, reward the achievement of corporate goals, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Company's executive officers are paid base salaries that are subject to annual cost-of-living increases, along with periodic adjustments to make such salaries competitive with other similar sized companies in the high-technology industry. The Company's executive officers are also given the opportunity to participate in certain other broad-based employee benefit plans. The Company's use of stock option grants as a key component of its executive compensation plans reflects the Compensation Committee's position that stock ownership by management and stock based compensation arrangements are beneficial in aligning management's and shareholders' interests to enhance shareholder value. The Compensation Committee believes that a greater reliance on stock-based incentives is appropriate for the Company's current stage of development.

EXECUTIVE INCENTIVE PROGRAM

         In 1996, the Company established an executive incentive program which sets forth guidelines for awarding discretionary executive incentive pay for fiscal 1996 performance. The executive incentive program is comprised of two components: (1) a group incentive based on Company revenue goals and (2) individual objectives. Although the executive incentive program sets forth certain Company revenue and individual goals, payments under the executive incentive program are within the Company's sole discretion and do not represent any contractual or other obligation on the part of the Company to pay any bonus. Bonus payments under the executive incentive program are based on all aspects of an executive employee's performance and the Company's overall financial ability to pay any such bonuses. For fiscal 1996, no payments were made based on the Company's performance, and payments totaling $57,375 were paid to four of the named executive officers other than the Chief Executive Officer based on achievement of individual performance goals during fiscal 1996.

STOCK OPTIONS

         Stock options awarded under the Company's 1994 Incentive and Stock Option Plan are intended as incentive compensation and have historically been granted to officers and other key employees to attract, retain and motivate the talent necessary to the Company to achieve its objectives. The Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Compensation Committee may or may not grant additional options in its discretion. Stock option grants totaling 226,000 and 135,000 were granted to 63 employees and four executive officers other than the Chief Executive Officer, respectively, in 1996 as a reward for individual contributions to the Company.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

         Stephen C. O'Hara served as the Company's President and Chief Executive Officer until April 16, 1997. Compensation for Mr. O'Hara during 1996, as reflected in the Summary Compensation Table set forth herein, consisted of base compensation, bonus payments and the grant of two separate stock options. Mr. O'Hara's base compensation for 1996 was increased seven percent from his base salary in 1995 to reflect a cost-of-living increase and to recognize favorable corporate and individual performance. Stock options also were granted to Mr. O'Hara in both January and June. The January grant totaled 85,000 shares and the June grant totaled 25,000 shares. These stock option awards reflected the Committee's judgment as to O'Hara's individual performance and the overall performance of the Company. In addition, Mr. O'Hara received payments of $22,500 under the executive incentive program for 1996 in recognition of his accomplishment of individual goals.

         At this time the Committee has no formal written plan for CEO compensation separate and apart from the Company's general compensation philosophy and the executive incentive program. Until a plan specific to the CEO is developed, CEO compensation will be based on corporate and individual performance, consistent with guidelines applicable to all key employees.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

Gerald Bestler                             Thomas Hunt


SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation awarded to or earned in fiscal years 1994, 1995 and 1996 by the Company's Chief Executive Officer during such periods and each other executive officer who earned salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1996.

                                                                        ANNUAL               LONG-TERM
                                                                     COMPENSATION         COMPENSATION(4)
                                                    FISCAL       ---------------------    ---------------
NAME                                                 YEAR        SALARY          BONUS        OPTIONS
----                                                 ----        ------          -----    ---------------
Stephen C. O'Hara (1)
    Chief Executive Officer and President........... 1996       $150,522       $ 22,500        110,000
                                                     1995        143,308            --          40,000
                                                     1994        140,000            --          20,000

Calvin G. Nelson (2)
    President....................................... 1996       $110,000       $ 31,500         30,000
                                                     1995         52,885         10,000         70,000

Terry M. Anderson
    Sr. Vice President, Systems Development......... 1996       $110,892       $  8,250            --
                                                     1995        110,000            --             --
                                                     1994        110,000            --             --

Timothy W. Donaldson (3)
         Vice President, Sales & Marketing.......... 1996       $105,000       $ 39,771         55,000
                                                     1995        105,000         19,622         20,000
                                                     1994         46,442          6,953         25,000

Lee B. Lewis
    Vice President, Chief Financial Officer
    and Secretary................................... 1996       $110,000       $ 19,000         50,000
                                                     1995        107,308            --          15,000
                                                     1994        105,000            --          10,000

--------------------------

(1) Mr. O'Hara was removed as the Company's President and Chief Executive Officer effective April 16, 1997.

(2)  Mr. Nelson joined the Company in July 1995.

(3)  Mr. Donaldson joined the Company in July 1994 and resigned in January 1997.

(4) No restricted stock was held by the named executive officers as of December 31, 1996.

                                           OPTION GRANTS IN FISCAL 1996

                                                                                                Potential Realizable
                                             Individual Grants                                     Value at Assumed
                    --------------------------------------------------------------------        Annual Rates of Stock
                        Number of         Percent of Total                                       Price Appreciation
                        Securities        Options Granted                                          for Option Term
                    Underlying Options      to Employees       Exercise      Expiration         ---------------------
                         Granted           in Fiscal 1996       Price           Date               5%          10%
                    ------------------    ---------------      --------      ----------         ---------   ---------
Mr. O'Hara........     85,000 (1)                18%           $  5.75      Jan. 10, 2003        $200,388   $464,312
                       25,000 (2)                 5%             13.25      June 18, 2003         135,812    314,688

Mr. Nelson........      5,000 (1)                 1%              5.75      Jan. 10, 2003          11,788     27,313
                       25,000 (2)                 5%             13.25      June 18, 2003         135,813    314,688

Mr. Anderson......             --                 --                --                 --              --         --

Mr.Donaldson......     20,000 (1)                 4%              5.75      Jan. 10, 2003          47,150     09,250
                       35,000 (2)                 7%             13.25      June 18, 2003         190,138    440,562

Mr. Lewis.........     25,000 (1)                 5%              5.75      Jan. 10, 2003          48,938    136,562
                       25,000 (2)                 5%             13.25      June 18, 2003         135,812    314,688

------------------------------
(1) Grants made January 10, 1996 pursuant to the 1994 Long-Term Incentive and Stock Option Plan. The options become exercisable with respect to one-third of the shares on the first anniversary date of grant and an additional one-third of the shares on each subsequent anniversary date and expire on the seventh anniversary date. The options are nontransferable and become immediately exercisable in full upon a change of control of the Company.

(2) Grants made June 18, 1996 pursuant to the 1994 Long-Term Incentive and Stock Option Plan. The options become exercisable with respect to one-third of the shares on the first anniversary date of grant and an additional one-third of the shares on each subsequent anniversary date and expire on the seventh anniversary date. The options are nontransferable and become immediately exercisable in full upon a change of control of the Company.

     OPTION VALUES. The following table summarizes the value of the options held at the end of fiscal 1996 by the executive officers named in the Summary Compensation Table above.

                                          AGGREGATE OPTION EXERCISES
                              IN FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                         VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED              IN-THE-MONEY
                                                             OPTIONS AT END OF             OPTIONS AT END OF
                            SHARES                              FISCAL 1996                  FISCAL 1996(1)
                         ACQUIRED ON        VALUE       ---------------------------   ----------------------------
NAME                       EXERCISE        REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                     -----------       --------     -----------   -------------   -----------    -------------
Mr. O'Hara..........        16,666        $ 389,568        69,584        163,750       $ 742,800      $ 1,234,125
Mr. Nelson..........          --                 --        46,667         53,333         425,833          272,917
Mr. Anderson........          --                 --            --             --              --               --
Mr. Donaldson.......          --                 --        17,500         82,500         176,719          454,219
Mr. Lewis...........          --                 --        27,500         72,500         288,281          442,969


-----------------------
(1) Value based on the difference between the closing price of the Company's Common Stock as reported by the Nasdaq Small Cap Market on December 31, 1996 and the option exercise price per share multiplied by the number of shares subject to the option.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company receive $500 for each regular meeting of the Board of Directors they attend. In addition, pursuant to the 1994 Stock Option Plan for Non-Employee Directors, each non-employee director is entitled to receive an option to purchase 1,000 shares of Common Stock on the first business day of each fiscal year in which such director remains a director. Directors who are also employees of the Company do not receive any additional compensation for serving on the Board of Directors.

EMPLOYMENT AGREEMENTS

         The Company entered into an employment agreement with Stephen C. O'Hara on January 1, 1994. The employment agreement entitled Mr. O'Hara to receive a base salary of $140,000 during the first year of the agreement, subject to increase in subsequent years as determined by the Board of Directors. In addition, Mr. O'Hara was entitled to receive an annual bonus ranging from $10,000 to $60,000 if certain performance criteria were met by the Company during the preceding year. Mr. O'Hara's employment agreement was terminable by the Board of Directors for cause or upon 24 months notice. The employment agreement also contained certain confidentiality and invention non-disclosure provisions. Mr. O'Hara was given notice of termination under the employment agreement on April 23, 1997.

         The Company entered into an employment agreement with Dale C. Showers on January 1, 1994, which was amended effective February 1, 1995. Prior to its amendment, Mr. Showers' employment agreement entitled him to receive a base salary of $140,000 per year and an annual bonus at the discretion of the Board of Directors and was terminable by the Board of Directors for cause or upon 24 month's notice. As amended, Mr. Showers' employment agreement provides for a base salary of $75,000 per year plus an amount equal to 72% of the after tax amount of any social security benefits which he would have received absent the agreement. The agreement as amended terminates on January 31, 2002, except that the agreement may be earlier terminated by the Company within 60 days of the end of any one year period in which the bid or closing price of the Company's Common Stock equals or exceeds $8.00 per share for a continuous period of one year. The agreement as amended contains a noncompetition covenant pursuant to which Mr. Showers has agreed not to compete with the Company for a period of three years following the termination of his employment with the Company. As compensation for such noncompetition covenant, Mr. Showers is entitled to receive $50,000 per year during the term of the covenant unless his employment is terminated for cause, in which case he is not entitled to any additional compensation for such covenant. The employment agreement also contains certain confidentiality and invention non-disclosure provisions.

         The Company entered into employment agreements with Terry M. Anderson and Robert S. Cornelius on June 30, 1992. The agreements entitle each of Messrs. Anderson and Cornelius to receive a base salary of $96,000, subject to increase as determined by the Board of Directors and to receive any bonus as determined by the Compensation Committee of the Board of Directors. The agreements contain a covenant not to compete with the Company during the term of employment and for a period of one year thereafter and certain confidentiality and invention non-disclosure provisions. The agreements were for a term of four years and expired on June 29, 1996.

         The Company entered into a Change of Control Agreement with each of Lee
B. Lewis and Timothy W. Donaldson on January 1, 1995 which provides that each officer shall be entitled to receive up to twelve months severance pay in the event his employment is terminated by the Company without cause, as defined in the agreement, or such officer voluntarily terminates his employment with the Company with good reason, as defined in the agreement, within eighteen months of a change in control. Severance pay includes base salary, bonus and health insurance and other benefits. In addition, in the event either officer's employment with the Company is terminated as described above, all stock options granted to such officer will become immediately exercisable. Each agreement remains in effect until the Company and the officer mutually agree to terminate the agreement, the officer ceases to be employed by the Company other than as described in the agreement following a change in control or the officer reaches the age of 65. Mr. Donaldson resigned from the Company in January 1997.


COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative total shareholder return on the Company's Common Stock since the Companies initial public offering on May 3, 1994 with the cumulative total return on the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Total Return Index for Nasdaq Non-Financial Stocks over the same period (assuming the reinvestment of $100 in each on May 3, 1994 and the reinvestment of all dividends).

       [INFORMATION PRESENTED IN THE STOCK PERFORMANCE GRAPH IS SUMMARIZED
                             IN THE FOLLOWING TABLE]

                        May 3, 1994    Dec. 31, 1994    Dec. 31, 1995    Dec. 31, 1996
                        -----------    -------------    -------------    -------------
Ancor Communications...   $100.00         $129.00          $134.00          $320.00

Total Return
Index for the
Nasdaq Stock
Market (U.S.
Companies).............   $100.00         $102.00          $145.00          $178.00

Total Return
Index for Nasdaq
Non-Financial
Stocks.................   $100.00         $103.00          $143.00          $174.00



                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 1, 1997 by: (i) each director of the Company, (ii) each person named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group and
(iv) each person or entity known by the Company to own beneficially more than five percent of the Company's Common Stock. Unless noted below, the address of each of the following shareholders is the same as the Company.

                                                BENEFICIAL OWNERSHIP(1)
                                                -----------------------
NAME                                              SHARES       PERCENT
----                                            --------       --------

Dale C. Showers (2)........................      376,500         3.6%
Robert S. Cornelius........................      426,500         4.1
Terry M. Anderson .........................      435,000         4.2
Gerald M. Bestler (3)......................        3,000          --
Thomas F. Hunt, Jr. (4)....................        2,000          --
Stephen C. O'Hara (5)......................      109,157         1.0
Timothy W. Donaldson(6)....................       36,061         0.4
Lee B. Lewis (7)...........................       40,057         0.4
Calvin G. Nelson (8).......................       68,633         0.7

All executive officers and
   directors as a group (nine persons)(9)..    1,460,847        14.0

International Business Machines
   Corporation (10)........................      865,000         8.3
     11400 Barnet Road
     Austin, Texas 78758

--------------------
*  Less than one percent.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of April 1, 1997 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)  Includes 100,000 shares of Common Stock owned by Mr. Showers' wife.

(3) Includes 3,000 shares of Common Stock issuable upon exercise of outstanding options.

(4) Includes 2,000 shares of Common Stock issuable upon exercise of outstanding options.

(5) Includes 107,917 shares of Common Stock issuable upon exercise of outstanding options. Mr. O'Hara was removed as the Company's Chief Executive Officer in April 1997.

(6) Includes 29,167 shares of Common Stock issuable upon exercise of outstanding options and based upon information available to the Company as of January 13, 1997.

(7) Includes 39,583 shares of Common Stock issuable upon exercise of outstanding options.

(8) Includes 48,333 shares of Common Stock issuable upon exercise of outstanding options.

(9) Includes 230,000 shares of Common Stock issuable upon exercise of outstanding options.

(10) Based upon information filed by International Business Machines Corporation with the Securities and Exchange Commission on January 20, 1997.


                              CERTAIN TRANSACTIONS

         In June 1992, the Company and IBM entered into a Development and License Agreement pursuant to which (i) the Company granted IBM a nonexclusive license to its Fibre Channel technology, (ii) IBM agreed to pay royalties to the Company on IBM's sales of products incorporating the licensed technology for a minimum period of eighteen months after general availability of any products incorporating that technology, (iii) the Company agreed to pay royalties to IBM on sales of the Company's products for at least eighteen months after certain volume levels were met, and (iv) the Company and IBM agreed to cooperate in the development of certain technology and products. The Company believes that it has benefitted from this cooperation through periodic, joint technology, design and specification reviews and from IBM's design verification testing which provides feedback used to help optimize product design and reliability. This cooperation can be extended to new development projects if both the Company and IBM agree.

         Also in June 1992, the Company and IBM entered into a Loan and Warrant Purchase Agreement pursuant to which IBM agreed to lend the Company $3,500,000, the Company issued a promissory note representing the Company's borrowings under such agreement (the "Note") and the Company issued IBM a warrant to purchase 2,736,164 shares of the Company's Limited Common Stock, which is convertible into Common Stock, at $1.28 per share (the "Warrant"). Pursuant to the Loan and Warrant Purchase Agreement, IBM was granted certain registration rights. IBM has the right, if it so chooses, to nominate one director for election to the Company's Board of Directors as long as any amount of principal or interest remains outstanding under the Note or IBM beneficially owns at least 600,000 shares of Common Stock. To date, IBM has not nominated a director to the Company's Board of Directors. The Loan and Warrant Purchase Agreement also provides that in the event IBM has chosen not to nominate a director for election to the Company's Board of Directors, IBM will have the right to appoint an observer to attend all meetings of the Company's Board of Directors. The Note was paid in full in June 1996.

         In connection with the Loan and Warrant Purchase Agreement, the Company, IBM and the shareholders of the Company who then beneficially owned one percent or more of the Company's Common Stock (the "Significant Shareholders") entered into a Shareholders Agreement dated June 24, 1992 (the "Shareholder Agreement"). Pursuant to such agreement, each Significant Shareholder agreed that, in the event IBM exercised its right under the Loan and Warrant Purchase Agreement to nominate a director for election to the Company's Board of Directors, he or she would vote the shares of Common Stock held by such shareholder in favor of such nominee. In addition, so long as there is outstanding principal of or interest on the Note or IBM beneficially owns at least 615,637 shares of Common Stock, Significant Shareholders, as defined, may not transfer any shares of Common Stock to certain competitors of IBM without IBM's prior consent.


                      PROPOSAL TO APPROVE AMENDMENT TO THE
                 1994 LONG-TERM INCENTIVE AND STOCK OPTION PLAN

         On April 24, 1997, the Board of Directors approved an amendment to the Ancor Communications, Incorporated 1994 Long-Term Incentive and Stock Option Plan (the "Plan"), subject to shareholder approval, to provide that the number of shares of the Company's Common Stock available for issuance pursuant to grants under the Plan at any time shall be changed from an overall limitation equal to 10% of the then outstanding shares of Common Stock of the Company to an overall limitation equal to 13.5% of the then outstanding shares of Common Stock of the Company. In addition, the amendment provides that the number of shares for which incentive stock options may be granted over the life of the Plan shall be increased from 1,500,000 to 4,000,000.

         The Company continues to recruit key personnel and believes that stock options or other grants under the Plan are an important element in attracting highly skilled and qualified individuals. As such, the Company believes that the amendment to the Plan can help it meet the competitive demands of attracting and retaining a productive work force. Therefore, the Board of Directors believes that it is desirable to amend the Plan to change the number of shares of the Company's Common Stock which is authorized for issuance thereunder. A description of the Plan is set forth below.

1994 LONG-TERM INCENTIVE AND STOCK OPTION PLAN

         The Plan was approved by the Board of Directors and the shareholders of the Company in March 1994. The Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards and performance awards to officers, directors, employees, consultants and independent contractors of the Company and its subsidiaries. The Company currently has three directors, four executive officers and 68 employees. The Plan is administered by the compensation committee of the Board of Directors (the "Committee").

         The Committee has discretion to select the recipients of options and awards and to establish the terms and conditions of each option and award, subject to the provisions of the Plan and the applicable provisions of the Internal Revenue Code. Options and awards granted under the plan are nontransferable except by will or by the laws of descent and distribution, and are subject to various other conditions and restrictions.

         The Plan provides for the granting of both incentive stock options intended to qualify for preferential treatment under Section 422 of the Internal Revenue Code of 1986, as amended ("incentive options"), and nonqualified options that do not qualify for such treatment ("non-statutory options"). The option price of an incentive option granted under the Plan must not be less than the fair market value of the Company's Common Stock on the date of the grant, and the term of an incentive option must not exceed ten years. For an incentive option granted under the Plan to an optionee who owns capital stock representing more than 10% of the voting rights of the capital stock of the Company and its subsidiaries, however, the option price must be at least 110% of the fair market value of the Company's Common Stock on the date of the grant, and the term must not exceed five years. Incentive options may only be granted to full or part-time employees of the Company and its subsidiaries, including officers and directors.

         Stock appreciation rights ("SARs") may be granted under the Plan at the time of grant of an option or award under the Plan, or at any other time. Any such SAR may be exercised subject to restrictions set forth in an agreement representing such SAR and approved by the Committee. The SAR exercise amount may be paid in cash, shares of the Company's Common Stock or a combination thereof.

         At the time of an award of restricted stock under the Plan, a restricted period is established for each participant. During the restricted period, the restricted stock may not be transferred, encumbered or sold unless the Committee may otherwise determine. The participant, as owner of such shares, will have the rights of a stockholder, including the right to receive cash dividends and to vote.

         Performance awards under the Plan may be payable in cash, common shares (including restricted stock), other securities, other awards or other property. The value of each award will be determined by the Committee and will be payable to, or exercisable by, the holder of the performance award upon his or her achievement of the performance goals during the performance periods established by the terms of the award.

         The aggregate number of shares for which incentive stock options may be exercised under the Plan shall not exceed 1,500,000 and the aggregate number of shares of Common Stock awarded or for which options may be exercised under the Plan may not exceed 10% of the issued and outstanding Common Stock of the Company at any given time. If the amendment to the Plan is approved, the maximum number of shares of Common Stock subject to options or awards under the Plan at any time shall not exceed 13.5% of the then outstanding Common Stock of the Company and the aggregate number of shares for which incentive stock options may be exercised over the life of the Plan shall not exceed 4,000,000 shares.

         The Plan will expire in February 2004, unless terminated earlier by the Board of Directors. No option or award may be granted after such termination, but termination of the Plan shall not, without the consent of the optionee or grantee, alter or impair any rights or obligations under any option or award previously granted.

         The grant of an option or SAR will result in no tax consequences for the recipient or the Company or any subsidiary employing such individual (the "employer"). The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that the alternative minimum tax may apply), and the employer generally will receive no tax deduction when an incentive stock option is exercised. Upon exercise of a stock option other than an incentive stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option price, and the employer will then be entitled to a tax deduction for the same amount. The tax consequences to an optionee of a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an incentive stock option or non-statutory stock option. Generally, there will be no tax consequence to the employer in connection with a disposition of shares acquired under an option except that the employer may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding period has been satisfied.

         With respect to other awards granted under the Plan that are settled either in cash, shares or other property that is either transferable or not subject to a substantial risk of forfeiture, the holder of an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares or other property received (determined as of the date of such settlement) over (b) the amount (if any) paid for such shares or other property by the holder of the award, and the employer will then be entitled to a deduction for the same amount. With respect to awards that are settled in shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, unless a special tax election is made to recognize ordinary income upon receipt of the awards, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares or other property received (determined as of the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid by the participant for such shares or other property, and the employer will then be entitled to a deduction for the same amount.

         Special rules apply in the case of individuals subject to Section 16(b) of the Securities Exchange Act of 1934. In particular, under current law, shares received pursuant to the exercise of a stock option, other purchase right, or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, unless a special tax election is made, the amount of ordinary income recognized and the amount of the employer's deduction may be determined as of such date.

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK ENTITLED TO VOTE AND PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING WILL BE NECESSARY FOR APPROVAL OF THE AMENDMENT TO THE PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL TO CHANGE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK WHICH ARE AUTHORIZED FOR ISSUANCE UNDER THE PLAN.


                      RATIFICATION OF INDEPENDENT AUDITORS

         The Board of Directors has appointed McGladrey & Pullen, LLP. as the Company's independent auditors for the year ending December 31, 1997 and recommends that the shareholders ratify that appointment. McGladrey & Pullen, LLP. has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of McGladrey & Pullen, LLP. will be present at the 1997 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock represented at the 1997 Annual Meeting is required to ratify this appointment.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING

         Any proposal by a shareholder to be presented at the next annual meeting must be received at the Company's principal executive offices, 6130 Blue Circle Drive, Minnetonka, Minnesota 55343, not later than December 30, 1997.

                                       By Order of the Board of Directors,



                                       Lee B. Lewis
                                       Secretary

Dated:  April 25, 1997




                                      PROXY
                       ANCOR COMMUNICATIONS, INCORPORATED
                             6130 BLUE CIRCLE DRIVE
                           MINNETONKA, MINNESOTA 55343
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 25, 1997, appoints Calvin G. Nelson and Lee B. Lewis proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of Ancor Communications, Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Ancor Communications, Incorporated to be held on May 28, 1997 at the Crown Plaza Northstar Hotel (formerly the Omni Northstar Hotel), 618 Second Avenue South, Minneapolis, Minnesota at 3:30 p.m., and any adjournment thereof. Each of the matters set forth below has been proposed by the Company.

1.  ELECTION OF DIRECTORS

    [ ] FOR Dale C. Showers   [ ] WITHHOLD AUTHORITY to vote for Dale C. Showers

2. PROPOSAL TO AMEND THE ANCOR COMMUNICATIONS, INCORPORATED 1994 LONG-TERM INCENTIVE AND STOCK OPTION PLAN TO CHANGE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

3.  RATIFICATION OF INDEPENDENT AUDITORS

    [ ] FOR the ratification of McGladrey & Pullen, LLP. as the Company's independent auditors for the year ending December 31, 1997

    [ ] WITHHOLD AUTHORITY to vote for the ratification of McGladrey & Pullen,
        LLP. as the Company's independent auditors for the fiscal year ending December 31, 1997

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)


                         (CONTINUED FROM OTHER SIDE)

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all of the above items.

PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.


                                        Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.


                                        Date:_____________________________, 1997


                                        ________________________________________
                                                      Signature